UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 30, 2008

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AVASOFT, INC.

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(Exact name of registrant as specified in charter)

Nevada		87-0365131
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

2206 Plaza Drive, Suite 100

Rocklin, California 95765

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(Address of Principal Executive Offices)

(916) 771-0900

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(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.03

 BANKRUPTCY OR RECEIVERSHIP.

 On May 30, 2008 Avasoft, Inc. (the “Company”) filed for Chapter Seven Bankruptcy in U.S. Bankruptcy Court for the Central District of California in Los Angeles, California (Case #08-27177).

As previously reported on April 4, 2008 following the March 12, 2008 cancellation of a $1.2 million financing by the Company’s investment banker, the holder of a secured $610,000 note foreclosed on Company assets.

Avasoft laid off all employees on April 4, 2008 and has been unable to operate or adequately fulfill the responsibilities of a public reporting company since that time.  Accordingly, over the past seven weeks the Board of Directors has diligently pursued and evaluated various potential options to raise capital, restructure the Company with its lenders and creditors or to merge, sell or conclude a strategic business combination that would allow Avasoft to resume operations and/or preserve asset and shareholder value. In support of the Board’s initiatives, senior Company officers and managers have continued to work without pay.

Despite substantive discussions with various companies and investors in pursuit of a strategic solution, no viable solution has been found.

Additionally, on May 19, 2008 the Company received written notice from Ezee Whip Ice Cream Ltd., citing that because of breach of contract, it was terminating the license of its ice cream dispensing system intellectual property to Ezee Whip Overseas Ltd., which was the sub-licensor from which Avasoft received its license.

After extensive consultation with legal counsel, the Board has determined filing bankruptcy to be the Company’s best option at this time to ensure the Company’s assets and legal rights are protected, to seek to recover value for its shareholders and provide an orderly liquidation of its business.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  June 2, 2008

Avasoft, Inc.

By:   /s/ James R. Wheeler

James R. Wheeler

Chief Executive Officer